Exhibit 99.1

Contact: Robert Lentz

(614) 439-6006

Eric Massey Elected Vice President of Sales

COLUMBUS, Ohio (February 23, 2026) The Board of Directors of SCI Engineered Materials, Inc. (the “Company”) (OTCQB: SCIA) has elected Eric Massey to the office of Vice President of Sales, effective today. He joined the Company in 2011 as a bonding technician. In 2014, Eric transitioned to Inside Sales and was appointed Outside Sales Rep in 2017. Four years later, he was promoted to Sales Manager and has served in that position since that time.

Under Eric’s leadership he has built a team which includes Inside Sales, Outside Sales and a Digital Marketing Specialist. They work closely with customers by maintaining close contact, providing specific support services and innovative collaboration to address their evolving needs. Additionally, Eric has led targeted initiatives through increased participation in key industry trade shows and leveraged social media opportunities to raise SCI’s market visibility.

About SCI Engineered Materials, Inc.

SCI Engineered Materials is a global supplier and manufacturer of advanced materials for PVD thin film applications and works closely with end users and OEMs to develop innovative, customized solutions. Additional information is available at  www.sciengineeredmaterials.com or follow SCI Engineered Materials, Inc. at:

https://www.linkedin.com/company/sci-engineered-materials.-inc https://www.facebook.com/sciengineeredmaterials/

https://x.com/SciMaterials

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, customer guidance, forecasts, plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including without limitation, other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025. One or more of these factors has affected and could affect the Company's projections in the future. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. Due to the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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